Exhibit 99.1

MATERION CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

DECLARES FOURTH QUARTER DIVIDEND

MAYFIELD HEIGHTS, Ohio — October 24, 2013 — Materion Corporation (NYSE:MTRN) today reported third quarter 2013 results.

THIRD QUARTER 2013 HIGHLIGHTS

▪
Net sales were $275.4 million, which compares to sales of $290.6 million in the third quarter of 2012 and sales of $306.1 million in the second quarter of 2013. Value-added sales (sales less the cost of pass-through metals) were $148.7 million compared to $152.3 million for the prior-year quarter and $159.3 million in the second quarter 2013. The decline in both comparisons is due primarily to the previously reported delays of high-margin shipments. In addition, seasonality is a factor in the sequential comparison.

▪
Earnings per share was $0.24, which compares to $0.39 per share in the prior-year quarter and $0.43 per share in the second quarter of 2013. The decline in both comparisons is due to a combination of factors, including the aforementioned shipment delays, weaker mix and weaker manufacturing performance.

▪
Gross margin as a percent of sales was 16.4% in the third quarter of 2013 compared to 18.0% in the same quarter of 2012. Gross margin as a percent of value-added sales was 30.3%, which compares to 34.4% in the third quarter of 2012 and 33.1% in the second quarter of 2013.

▪
Operating profit as a percent of sales was 2.2% for the third quarter of 2013, compared to 4.6% in the third quarter of 2012. Operating profit as a percent of value-added sales was 4.0% which compares to 8.8% for the third quarter of 2012 and 8.4% in the second quarter of 2013.

▪	The effective tax rate was a low 2.7% in the third quarter 2013 due to revisions to the projections for the full year and net favorable discrete items recorded during the period.

▪	Production at the beryllium pebble plant was the highest since start-up and production levels, at quarter end, were ahead of the rates targeted for the fourth quarter of 2013.

▪
As previously announced, the Company is planning to take additional facility and product rationalization actions during the fourth quarter of 2013 that are expected to favorably impact 2014 performance by up to $0.30 per share.

▪
Excluding up to $0.15 in fourth quarter 2013 charges related to the above-noted facility and product rationalizations, the Company now expects earnings for the year to be in the range of $1.40 to $1.45 per share, assuming no significant changes to global economic conditions.

▪	The Company declared a fourth quarter dividend of $0.08 per share payable on December 3, 2013 to shareholders of record on November 15, 2013.

VALUE-ADDED SALES

The cost of gold, silver, platinum, palladium and copper are typically passed through to customers and, therefore, reported sales, but not necessarily reported margin dollars, can be affected by movements in metal prices. Internally, we manage our business on a value-added sales basis. Value-added sales is a non-GAAP measure that deducts these pass-through metals from sales and removes the potential distortion in business levels and profit margin percentages caused by differences in metal values sold. The Company began reporting value-added sales and margins in the first quarter of 2013. The Company believes that this is informative to the investor and provides a better understanding of our business.

For the Company in total, when comparing sequentially to the second quarter of the year, value-added sales were lower in the majority of the Company’s markets largely due to seasonal factors and the aforementioned high-margin shipment delays. The consumer electronics, industrial components and commercial aerospace, defense and science, automotive electronics, telecom infrastructure, energy and services markets all saw lower value-added sales in the third quarter. The medical market, when comparing to the second quarter of the year, saw higher value-added sales.

A reconciliation of GAAP sales to value-added sales is provided later in this press release.

DIVIDEND

Today, the Company also announced the declaration of its fourth quarter dividend of $0.08 per share payable on December 3, 2013 to shareholders of record on November 15, 2013. The dividend is a reflection of the Company's continued confidence in the strength of its business, its prospects for long-term growth and its ability to continue to grow the business organically, as well as through acquisitions, while returning cash to shareholders.

COST REDUCTION AND MARGIN IMPROVEMENT INITIATIVES

As previously announced, the Company is planning to take additional facility and product line rationalization actions during the fourth quarter that are expected to further reduce costs and significantly improve margins beginning in 2014. These actions will result in a charge of up to $0.15 per share in the fourth quarter, approximately 25% of which is non-cash, and these are expected to favorably impact 2014 performance by up to $0.30 per share.

THIRD QUARTER 2013 RESULTS

Sales for the third quarter were $275.4 million compared to sales of $290.6 million for the third quarter of 2012. Value-added sales for the third quarter were $148.7 million, compared to value-added sales of $152.3 million for the third quarter of 2012.

As reported in a Company press release on October 7, 2013, the decrease in value-added sales, when comparing to both the prior-year quarter and sequentially to the second quarter of the year, is primarily due to delayed high-margin defense and nuclear science shipments. It is anticipated at this time that these delayed orders will ship in the fourth quarter. Approximately 40% of the sequential decline is related to the shipment delays and the balance is due to seasonal factors and weaker than expected market conditions.

Net income for the third quarter was $5.1 million, or $0.24 per share, diluted, compared to net income of $8.1 million, or $0.39 per share, diluted, for the third quarter of the prior year. Net Income in the second quarter of 2013 was $8.9 million or $0.43 per share, diluted. The decline in income is due to a number of factors, including weaker market conditions, high-margin shipment delays, seasonal factors and weaker manufacturing performance in the quarter.

For the first nine months of 2013, sales were $880.7 million compared to sales of $969.3 million for the same period last year. Value-added sales for the first nine months of 2013 were $459.3 million compared to $464.2 million for the same period of last year. Year-to-date net income was $20.8 million compared to net income of $22.2 million for the same period of last year.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

Advanced Material Technologies’ sales for the third quarter of 2013 were $176.3 million, which compares to sales of $190.5 million in the third quarter of 2012. Value-added sales were $68.4 million in the third quarter 2013 compared to $73.3 million in the third quarter of 2012. Weaker demand from consumer electronics, shipment delays in defense and science, and lower services revenue were offset, in part, by higher volumes in medical, and in phosphors and other non-precious metal alloys used in LED applications.

Sequentially, value-added sales were down $3.6 million in the third quarter compared to the second quarter of 2013, primarily due to weaker demand from consumer electronics, telecom infrastructure, energy and defense offset, in part, by stronger demand in medical.

Operating profit for the third quarter of 2013 was $4.8 million, compared to an operating profit of $9.2 million for the second quarter of 2012. Operating profit was 7.0% of value-added sales in the third quarter of 2013, compared to 12.6% of value-added sales in the third quarter of 2012. Sequentially, operating profit and operating profit as a percent of value-added sales improved, respectively, compared to the second quarter of 2013 levels. Operating profit and operating profit percent of value-added sales were negatively impacted in the quarter when compared to the prior year by a weaker product mix and increased pricing pressure on precious metal products and services. Planned cost reduction and margin improvement initiatives are expected to restore margins to double-digit levels.

Performance Alloys

Performance Alloys' sales for the third quarter of 2013 were $69.6 million compared to the third quarter of 2012 sales of $68.7 million. Value-added sales for the third quarter of 2013 were up approximately 6% to $57.3 million compared to $54.3 million for the third quarter of 2012.

The primary drivers of the increase in third quarter 2013 value-added sales, when compared to the prior year, were stronger conditions in automotive electronics, consumer electronics and energy. Growth in these markets helped offset a decline in value-added sales to the telecom infrastructure, appliance and industrial components markets.

Value-added sales for the third quarter of 2013 were down 2% from the second quarter of 2013 levels primarily due to seasonal factors in the industrial components and automotive electronics markets.

Operating profit for the third quarter of 2013 was $4.5 million compared to an operating profit of $5.4 million in the third quarter of 2012. Operating profit was 7.9% of value-added sales in the third quarter compared to 10.0% for the same period last year. Margins in the quarter were unfavorably impacted by lower manufacturing volumes and a longer than expected maintenance shutdown at the Elmore, Ohio facility.

Beryllium and Composites

Beryllium and Composites' sales for the third quarter of 2013 were $13.7 million, a 5% decline, compared to sales of $14.4 million in the third quarter 2012. Beryllium and Composites does not directly pass through changes in the costs of its materials sold, and, therefore, value-added sales for this segment are the same as sales. Sequentially, sales were down approximately 15% from the second quarter of 2013 levels. The lower sales volume was due to the delayed high-margin defense and nuclear science shipments.

The operating loss for the third quarter of 2013 was $3.3 million, compared to an operating loss of $0.5 million for the third quarter of 2012. The loss was primarily due to the delayed high-margin shipments and the cost associated with the use of higher-priced material purchased to supply the production needs of the business as the new beryllium pebble plant ramps up. This segment was also affected by a longer than expected maintenance shutdown at the Elmore, Ohio facility and lower yields in the quarter. At quarter end, the pebble plant was operating at its highest production level since start up and is ahead of fourth quarter targeted production levels.

Technical Materials

Technical Materials’ sales for the third quarter of 2013 were $15.9 million, compared to $17.0 million for the same period of last year. Value-added sales were $9.3 million in the third quarter 2013, compared to $10.3 million for the third quarter of 2012. Sequentially, value-added sales were down approximately 24% from the second quarter of 2013 levels due to lower shipments into the consumer electronics market as an expected phase out of an application for disk drive arms occurred. This was offset, in part, by increased demand from the energy and automotive electronics markets.

Operating profit for the third quarter of 2013 was $1.4 million, compared to an operating profit of $1.1 million for the same period of last year. Most of the improvement in operating profit is due to improved manufacturing efficiencies and a favorable product mix offset, in part, by the impact of the lower sales volume. Operating profit as a percent of value-added sales for the third quarter of 2013 was 15.3% compared to 11.0% for the same period last year.

OUTLOOK

The combination of the delayed defense and nuclear science orders, which are expected to ship in the fourth quarter along with the increased shipment levels in the balance of our business, should result in the fourth quarter being well ahead of the third quarter. Excluding costs of up to $0.15 per share related to the facility and product rationalizations and assuming no significant changes to global economic conditions, the Company expects earnings for the year to be in the range of $1.40 to $1.45 per share.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “While I am disappointed with our third quarter performance, I am confident that the cost reduction and margin improvement initiatives that we are undertaking in the fourth quarter will position the Company well for a solid start and significant improvement in profitability for 2014. Our breadth of new products and technologies is the strongest it has been over the last ten years and should enhance our ability to grow in the future.”

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 9:00 a.m. Eastern Time, October 24, 2013. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778, callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until November 8, 2013 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 100466. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

▪	Actual sales, operating rates and margins for 2013 and 2014;

▪
Uncertainties relating to the fourth quarter 2012 physical inventory and possible theft at our Albuquerque facility, including (i) the costs and outcome of our investigations and (ii) the timing and amount, if any, of any insurance proceeds that we might receive;

▪	The global economy;

▪	The impact of the Federal Government shutdowns and sequestrations;

▪	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components and commercial aerospace, defense and science, automotive electronics, medical, energy and telecommunications infrastructure;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in integrating acquired businesses;

▪	Our success in moving the microelectronics packaging operations to Singapore;

▪	Our success in completing the announced facility consolidations and the product line rationalizations and achieving the expected benefits;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the primary beryllium facility in Elmore, Ohio;

▪	The availability of adequate lines of credit and the associated interest rates;

▪	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and

▪	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

###

Investor Contact:	Media Contact:

Michael C. Hasychak	Patrick S. Carpenter
(216) 383-6823	(216) 383-6835
mike.hasychak@materion.com	patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g

Materion Corporation
Value-Added Sales Ratios
Third Quarter 2013

	Third	Third	Second	First Nine	First Nine
	Quarter 2013	Quarter 2012	Quarter 2013	Months of 2013	Months of 2012
Gross Margin as a Percent of Value-Added Sales
Advanced Material Technologies	37.3%	41.1%	36.3%	36.6%	39.7%
Performance Alloys	27.1%	29.5%	30.3%	28.9%	29.9%
Beryllium and Composites	5.1%	23.4%	27.8%	18.9%	16.9%
Technical Materials	37.3%	31.7%	37.4%	36.0%	34.5%
All Other	—	—	—	—	—
Total	30.3%	34.4%	33.1%	31.9%	33.3%

Operating Profit as a Percent of Value-Added Sales
Advanced Material Technologies	7.0%	12.6%	6.3%	6.1%	10.2%
Performance Alloys	7.9%	10.0%	11.7%	10.6%	10.8%
Beryllium and Composites	(24.2)%	(3.6)%	4.9%	(9.0)%	(8.9)%
Technical Materials	15.3%	11.0%	19.5%	16.1%	14.6%
All Other	—	—	—	—	—
Total	4.0%	8.8%	8.4%	6.3%	7.7%

Value-added sales is a non-GAAP measure. See attached reconciliation.

Materion Corporation
Value-Added Sales - Reconciliation of Non-GAAP Measure
Third Quarter 2013
Dollars in Millions

	Third	Third	Second	First Nine	First Nine
	Quarter 2013	Quarter 2012	Quarter 2013	Months of 2013	Months of 2012
Sales
Advanced Material Technologies	$176.3	$190.5	$196.0	$566.2	$654.2
Performance Alloys	69.5	68.7	74.3	218.4	216.4
Beryllium and Composites	13.7	14.4	16.2	42.2	43.1
Technical Materials	15.9	17.0	19.6	53.9	55.5
All Other	—	—	—	—	0.1
Total	275.4	290.6	306.1	880.7	969.3

Less: Pass-through Metal Cost
Advanced Material Technologies	107.9	117.2	124.0	357.1	437.9
Performance Alloys	12.2	14.4	15.5	43.0	46.1
Beryllium and Composites	—	—	—	—	—
Technical Materials	6.6	6.7	7.3	21.3	21.1
All Other	—	—	—	—	—
Total	126.7	138.3	146.8	421.4	505.1

Value-Added Sales (non-GAAP)
Advanced Material Technologies	68.4	73.3	72.0	209.1	216.3
Performance Alloys	57.3	54.3	58.8	175.4	170.3
Beryllium and Composites	13.7	14.4	16.2	42.2	43.1
Technical Materials	9.3	10.3	12.3	32.6	34.4
All Other	—	—	—	—	0.1
Total	148.7	152.3	159.3	459.3	464.2

Gross Margin
Advanced Material Technologies	25.5	30.1	26.1	76.5	85.9
Performance Alloys	15.5	16.0	17.8	50.7	50.9
Beryllium and Composites	0.7	3.4	4.5	7.9	7.3
Technical Materials	3.5	3.3	4.6	11.8	11.8
All Other	(0.1)	(0.4)	(0.2)	(0.6)	(1.1)
Total	45.1	52.4	52.8	146.3	154.8

Operating Profit
Advanced Material Technologies	4.8	9.2	4.5	12.7	22.0
Performance Alloys	4.5	5.4	6.9	18.7	18.3
Beryllium and Composites	(3.3)	(0.5)	0.8	(3.8)	(3.8)
Technical Materials	1.4	1.1	2.4	5.2	5.0
All Other	(1.4)	(1.8)	(1.2)	(3.9)	(5.8)
Total	6.0	13.4	13.4	28.9	35.7

Materion Corporation
Value-added Sales - Reconciliation of Non-GAAP Measure
Third Quarter 2013
Dollars in Millions

The cost of gold, silver, platinum, palladium and copper is passed through to customers and therefore the trends and comparisons of sales are affected by movements in the market price of these metals. Internally, management reviews sales on value added basis. Value-added sales is a non-GAAP measure that deducts the value of the pass-through metals sold from sales. Value-added sales allows management to assess the impact of differences in sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs and their costs are not deducted from sales to calculate value-added sales.

The Company's pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company's results from operations and value-added information is being presented since changed in metal prices may not directly impact profitability. It is the Company's intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Materion Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

(Thousands)	September 27, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	20,157	$16,056
Accounts receivable	121,987	126,482
Other receivables	384	405
Inventories	212,784	206,125
Prepaid expenses	36,995	41,685
Deferred income taxes	9,195	10,236
Total current assets	401,502	400,989

Related-party notes receivable	11	51
Long-term deferred income taxes	20,749	19,946
Property, plant and equipment—cost	779,870	779,785
Less allowances for depreciation, depletion and amortization	(514,562)	(507,243)
Property, plant and equipment—net	265,308	272,542
Intangible assets	25,908	28,869
Other assets	3,767	3,767
Goodwill	88,753	88,753
Total assets	$805,998	$814,917

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$36,013	$49,432
Accounts payable	30,972	42,281
Other liabilities and accrued items	50,778	55,811
Unearned revenue	461	1,543
Total current liabilities	118,224	149,067

Other long-term liabilities	16,515	16,173
Retirement and post-employment benefits	122,000	125,978
Unearned income	57,664	61,184
Long-term income taxes	1,510	1,510
Deferred income taxes	384	1,130
Long-term debt	52,423	44,880
Shareholders’ equity	437,278	414,995
Total liabilities and shareholders’ equity	$805,998	$814,917

Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Third Quarter Ended		Nine Months Ended
(Thousands except per share amounts)	Sept. 27, 2013	Sept. 28, 2012	Sept. 27, 2013	Sept. 28, 2012
Net sales	$275,434	$290,601	$880,744	$969,319
Cost of sales	230,297	238,232	734,447	814,507
Gross margin	45,137	52,369	146,297	154,812
Selling, general and administrative expense	31,804	32,832	97,910	98,938
Research and development expense	3,190	3,019	9,901	9,310
Other — net	4,161	3,129	9,592	10,846
Operating profit	5,982	13,389	28,894	35,718
Interest expense — net	715	779	2,356	2,297
Income before income taxes	5,267	12,610	26,538	33,421
Income tax expense	144	4,496	5,721	11,260
Net income	$5,123	$8,114	$20,817	$22,161

Basic earnings per share:
Net income per share of common stock	$0.25	$0.40	$1.01	$1.08

Diluted earnings per share:
Net income per share of common stock	$0.24	$0.39	$1.00	$1.07

Cash Dividends per share	$0.080	$0.075	$0.235	$0.150

Weighted-average number of shares of common stock outstanding
Basic	20,604	20,432	20,551	20,434
Diluted	20,931	20,697	20,874	20,639

Materion Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	Sept. 27	Sept. 28
(Thousands)	2013	2012
Cash flows from operating activities:
Net income	$20,817	$22,161
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	30,842	28,923
Amortization of deferred financing costs in interest expense	501	487
Stock-based compensation expense	4,103	4,343
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	3,122	(20,451)
Decrease (increase) in other receivables	21	4,393
Decrease (increase) in inventory	(7,496)	(23,795)
Decrease (increase) in prepaid and other current assets	4,653	(4,852)
Decrease (increase) in deferred income taxes	249	(812)
Increase (decrease) in accounts payable and accrued expenses	(21,216)	(12,805)
Increase (decrease) in unearned revenue	(1,082)	(1,316)
Increase (decrease) in interest and taxes payable	108	(577)
Increase (decrease) in long-term liabilities	1,152	(3,618)
Other-net	2,741	545
Net cash used in operating activities	38,515	(7,374)
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(19,830)	(25,335)
Payments for mine development	(4,407)	(4,992)
Reimbursements for capital equipment under government contracts	—	991
Payments for purchase of business net of cash received	—	(3,894)
Proceeds from sale of property, plant and equipment	23	—
Other investments-net	20	1,742
Net cash used in investing activities	(24,194)	(31,488)
Cash flows from financing activities:
Proceeds from issuance (repayments) of short-term debt	(13,263)	16,505
Proceeds from issuance of long-term debt	70,333	32,305
Repayment of long-term debt	(62,789)	(7,740)
Debt issuance costs	(1,554)	—
Principal payments under capital lease obligations	(491)	(580)
Repurchase of common stock	—	(119)
Cash dividends paid	(4,847)	(3,083)
Issuance of common stock under stock option plans	1,075	144
Tax benefit from stock compensation realization	1,664	77
Net cash provided from financing activities	(9,872)	37,509
Effects of exchange rate changes	(348)	(8)
Net change in cash and cash equivalents	4,101	(1,361)
Cash and cash equivalents at beginning of period	16,056	12,255
Cash and cash equivalents at end of period	$20,157	$10,894